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                                                                    EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       Six Months
                                                                                          Ended
                                           Year Ended December 31                        June 30
                            ----------------------------------------------------   -------------------
                              1995       1996       1997       1998       1999       1999       2000
                              ----       ----       ----       ----       ----       ----       ----
Earnings:
Income before income
  taxes and extraordinary
  item ..................   $ 20,121   $ 34,337   $ 80,741   $135,353   $187,166   $ 97,752   $121,058
Net fixed charges (1) ...      2,501      8,551     44,385     52,217     47,918     19,901     30,520
                            --------   --------   --------   --------   --------   --------   --------
Total earnings ..........   $ 22,622   $ 42,888   $125,126   $187,570   $235,084   $ 77,851   $151,578
                            ========   ========   ========   ========   ========   ========   ========

Fixed charges:
Interest expense ........   $  2,027   $  7,636   $ 36,651   $ 42,506   $ 39,491   $ 14,820   $ 26,731
Capitalized interest ....      1,157         --      3,409      3,732      6,926      3,630      4,308
Interest factor of rental
  expense (2) ...........        311        660      6,255      7,352      5,986      3,915      2,508
Amortization of debt
  expense ...............        163        255      1,479      2,359      2,441      1,166      1,281
Dividends on trust
  preferred securities ..         --         --         --      9,800     17,466      8,733      8,732
                            --------   --------   --------   --------   --------   --------   --------


Total fixed charges .....   $  3,658   $  8,551   $ 47,794   $ 65,749   $ 72,310   $ 32,264   $ 43,560
                            ========   ========   ========   ========   ========   ========   ========

Earnings to fixed charges        6.2        5.0        2.6        2.9        3.3        2.4        3.5
                            ========   ========   ========   ========   ========   ========   ========

----------------------

(1) Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

(2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.